Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements [Form S-3 No. 333-197824 and Form S-8 No. 333-202006] of Tonix Pharmaceuticals Holding Corp. of our report dated March 3, 2016, with respect to the consolidated financial statements of Tonix Pharmaceuticals Holding Corp. and our report dated March 3, 2016 with respect to the effectiveness of Tonix Pharmaceutical Holding Corp.'s internal control over financial reporting included in this Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ EisnerAmper LLP

New York, New York

April 28, 2016